Exhibit 99.01

Media contact:	Investor contact:
Mark Plungy	Alan Lindstrom
(408) 944-7039	(408) 944-7100
newsroom@cadence.com	investor_relations@cadence.com

Cadence Elects Mark W. Adams to Board of Directors

SAN JOSE, Calif. – February 10, 2015 – Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced the election of Mark W. Adams to its board of directors. Mr. Adams is president of Micron Technology, Inc., a global leader in advanced semiconductor systems. He brings substantial executive leadership as well as industry, operational and marketing expertise to the Cadence board of directors.

“We are extremely pleased to welcome Mark Adams to our board of directors,” said John B. Shoven, Ph.D., Cadence’s chairman of the board. “Cadence is committed to providing our customers with innovative products that enable them to meet increasingly demanding performance and time to market requirements. Mark’s deep industry knowledge, tight customer relationships and executive leadership will provide us with valuable strategic and operational guidance and strengthen Cadence’s proven ability to deliver on this commitment.”

Mr. Adams has served as president of Micron Technology, Inc., a semiconductor solutions company, since February 2012. From June 2006 to February 2012, Mr. Adams served in a number of positions at Micron, including as Vice President of Worldwide Sales and Vice President of Digital Media. Prior to joining Micron, he served as Chief Operating Officer of Lexar Media, Inc. and Vice President of Sales and Marketing at Creative Labs, Inc. Mr. Adams holds a bachelor’s degree in economics from Boston College and a master’s degree from Harvard Business School.

About Cadence

Cadence enables global electronic design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software, hardware, IP, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.

Cadence and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

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